EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-141049 and 2-76939 of Smith International, Inc., on Form S-8 of our report dated June 29, 2009, appearing in this Annual Report on Form 11-K of Wilson 401(k) Retirement Plan for the year ended December 31, 2008.
DELOITTE & TOUCHE LLP
Houston, Texas
June 29, 2009